Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cipher Mining Inc. on Post-Effective Amendment No. 2 to Form S-1 File No. 333-262283 of our report dated March 4, 2022, with respect to our audits of the consolidated financial statements of Cipher Mining Inc. as of December 31, 2021 and January 31, 2021, and for the eleven months ended December 31, 2021 and for the period from January 7, 2021 (inception) to January 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

April 21, 2022